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                                                                   Exhibit 11.1


                           QUESTRON TECHNOLOGY, INC.
         EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     FOR THE YEAR ENDED DECEMBER 31, 1997



                                                                            1997
                                                                      ---------------
Average number of shares of common stock outstanding
   during the year                                                         1,718,062

Assumed exercise of dilutive stock options and warrants, based on the treasury method of accounting using the average market price per share of the registrant's
   common stock                                                            1,738,493
                                                                      ---------------
Average number of diluted shares of common
   stock outstanding during the year                                       3,456,555
                                                                      ===============

Net income used in per common share calculation                       $      960,815
                                                                      ===============

Net income per common share                                           $           .56
                                                                      ===============

Net income                                                             $   1,637,141
                                                                      ===============
Net income per diluted common share                                    $         .47
                                                                      ===============
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